UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of
The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) November 18, 2004

SINOFRESH HEALTHCARE, INC.

(Exact name of registrant as specified in its charter)

Florida (State or other jurisdiction of incorporation)	0-49764 (Commission File Number)	65-1082270 (IRS Employer Identification No.)

516 Paul Morris Drive, Englewood, Florida (Address of principal executive offices)	34223 (Zip Code)

Registrant’s telephone number, including area code : (941) 681-3100

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 5.02.

     On November 18, 2004, the Company's Board of Directors appointed Scott M. Klein as the Company's Chief Financial Officer and Secretary. Mr. Klein joined the Company in April 2004 as its controller. The Board also approved the salient terms of an employment agreement to be entered into between Mr. Klein and the Company, which employment agreement will provide for a 3-year term commencing as of November 1, 2004 with an annual salary of $110,000, increasing to $120,000 on January 1, 2006 and $135,000 on January 1, 2007. In connection with his promotion to Chief Financial Officer, Mr. Klein was granted a 5-year option for 150,000 shares of common stock with an exercise price of $.75 per share (which was the closing sale price of the stock on November 1, 2004), vesting immediately as to 75,000 shares and the remaining 75,000 shares will vest ratably over 3 years commencing on November 1, 2005. Mr. Klein's employment agreement will provide that he be granted additional 5-year options for 50,000 shares on November 1, 2005 and on November 1, 2006, each at an exercise price that is the closing sale price of the Company's common stock on such dates, and these additional options will vest ratably over three years commencing on the date of grant.

     Prior to joining the Company in April 2004, Mr. Klein served as the Chief Financial Officer for ParView, Inc., Sarasota, Florida, a manufacturer of GPS systems for golf courses, from May 2001 through March 2004. From November 1992 until May 2001, Mr. Klein served as Corporate Controller for Elcotel, Inc., Sarasota, Florida, a telecommunications company.

SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SINOFRESH HEALTHCARE, INC.
(Registrant)
Date: November 23, 2004	By:	/s/ Scott M. Klein Scott M. Klein Chief Financial Officer
(Signature)*